Exhibit 99.3
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                           TBR ACQUISITION GROUP, LLC
                               1890 Palmer Avenue
                                    Suite 303
                            Larchmont, New York 10531


                                                December 1, 2005

MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 358
Chester, West Virginia 26034

Ladies and Gentlemen:

          On November 3, 2005,  TBR  Acquisition  Group,  LLC (the  "Acquisition
LLC"),  a  Delaware  limited  liability  company  recently  formed  by  Edson R.
Arneault, Robert A. Blatt, and Robert L. Ruben (together with the Acquisition LLC, the "Purchasers"), submitted a proposal (the "Initial Proposal") to the Board of Directors of MTR Gaming Group, Inc. (the "Company"), whereby the Acquisition LLC would acquire all of the issued and outstanding shares of common stock of the Company not already owned by the Purchasers or their affiliates for a price of Nine Dollars ($9.00) per share in cash.

          At the time the Initial Proposal was delivered to the Board of Directors of the Company, such proposal provided the Company's shareholders with a greater than thirty-three percent (33%) premium over the closing price on November 2, 2005 of Six Dollars and Seventy Three Cents ($6.73) per share and a greater than twenty-five percent (25%) premium over the average closing price per share for the thirty (30) trading days prior to November 3, 2005.

          Based on the closing price of the Company's common stock on December 1, 2005, and in order to maintain a substantial premium for the Company's shareholders, the Purchasers have agreed to increase their offer to purchase all of the issued and outstanding shares of common stock of the Company not already owned by the Purchasers or their affiliates to a price of Nine Dollars and Fifty Cents ($9.50) per share in cash (the "Revised Offer Price").

          The Purchasers believe that the Revised Offer Price is fair to, and in the best interests of, the Company and its shareholders based upon the cash premium to be paid by the Purchasers and the risks and pressures facing the Company, as more fully described in the Initial Proposal.

          The Initial Proposal contemplated, among other things, that the Company would need to consent to Jefferies & Company, Inc. serving as financial advisor to the Acquisition LLC, including providing financing for the proposed transaction. The Initial Proposal also contemplated, among other things, that the Purchasers and the Company would enter into a non-binding letter of intent, except for certain binding provisions, such as the reimbursement by the Company of the Purchasers' expenses in the event the Company elects to proceed with a superior priced proposal. In light of the fact that the Company has consented to Jefferies & Company, Inc. serving as financial advisor to the Acquisition LLC, including providing financing for the proposed transaction, and that the Company and the Purchasers have reached an agreement on the reimbursement by the Company of the Purchasers' actual, out-of-pocket expenses, up to an agreed upon maximum dollar amount, in the event the Company elects to proceed with a superior priced proposal, the Purchasers have agreed not to pursue a non-binding letter of intent at this time.

          Neither the Company, on the one hand, nor the Purchasers, on the other, will have any legal obligation relating to the Initial Proposal and/or the Revised Offer Price until mutually satisfactory definitive agreements have been executed by all parties.

          Except as otherwise set forth in this letter, all of the terms and conditions of the Initial Proposal shall remain substantially unchanged.

          This letter is merely a statement of our current intention and does not constitute a firm or binding offer.

          We reserve the right to amend or withdraw our Initial Proposal and/or the Revised Offer Price and to terminate further discussions at any time prior to the execution of definitive agreements.

          Please let us know at your earliest convenience how you wish to proceed. We look forward to hearing back from you with respect to this significant opportunity for the Company and its shareholders.

                                                     Very truly yours,

                                                     /s/ Robert A. Blatt
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                                                     Robert A. Blatt
                                                     Managing Member